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                                                                    Exhibit 10.5



                                CREDIT AGREEMENT

                            dated as of June 5, 1998

                                     between

                               ROY F. WESTON, INC.

                                       and

             BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION
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                                CREDIT AGREEMENT

         This CREDIT AGREEMENT dated as of June 5, 1998 (this "Agreement") is entered into between ROY F. WESTON, INC., a Pennsylvania corporation (the "Company"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION (the "Bank").

         In consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

         SECTION 1  DEFINITIONS AND INTERPRETATION.

         1.1 Certain Definitions. When used herein, the following terms shall have the following meanings:

         Account Debtor means any Person obligated under any Account Receivable.

         Account Receivable means, with respect to any Person, any right of such Person to payment for services performed.

         Affiliate of any Person means any other Person which, directly or indirectly, controls or is controlled by or is under common control with such Person. A Person shall be deemed to control another Person if the controlling Person owns 5% more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

         Agreement - see the Preamble.

         Attorney Costs means and includes all reasonable fees and disbursements of any law firm or other external counsel and, without duplication, the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel.

         Bank - see the Preamble.

         Base Rate means at any time the greater of (a) the Federal Funds Rate plus 0.50% or (b) the rate per annum then most
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recently announced by the Bank as its reference rate at San Francisco,
California. (The "reference rate" is a rate set by the Bank based upon various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.)

         Bond means any surety agreement, undertaking or instrument of guaranty issued by a bonding or surety company in order to assure completion by the Company or any Subsidiary of a contract.

         Bonded Receivable means an Account Receivable arising out of a contract for which a Bond is issued on behalf of the Company or any Subsidiary.

         Bonded Working Assets means all inventory, materials and equipment which are purchased for, and installed in or located at, projects covered by Bonds, whether completed or in process.

         Borrowing Base means an amount equal to 75% of the amount of all Eligible Receivables.

         Business Day means any day on which the Bank is open for commercial banking business in Chicago and, in the case of a Business Day which relates to a Eurodollar Loan, on which dealings are carried on in the interbank eurodollar market.

         Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

         Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person which, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.
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         Cardinal means Cardinal Indemnity Company of North America, a wholly-owned subsidiary of the Company which is organized and regulated as a company engaged in the business of insurance.

         Cash Equivalent Investment means, at any time:

                  (a) any evidence of Debt, maturing not more than one year after such time, issued or guaranteed by the United States Government;

                  (b) commercial paper, maturing not more than one year from the date of issue, which is issued by

                         (i) a corporation (except the Company or an Affiliate thereof) organized under the laws of any State of the United States of America or of the District of Columbia and rated at least A-1 by Standard & Poor's Ratings Group or P-1 by Moody's Investors Service, Inc., at the time of investment, or

                        (ii)    the Bank or any of its Affiliates;

                  (c) any certificate of deposit or bankers' acceptance or eurodollar time deposit, maturing not more than one year after the date of issue, which is issued by either

                          (i) a financial institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $100,000,000, or

                          (ii)   the Bank;

                  (d) any repurchase agreement with a term of one year or less which

                           (i)   is entered into with

                                 (A)  the Bank, or

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                                  (B) any other commercial banking institution
                           of the stature referred to in clause (c)(i),

                           (ii) is secured by a fully perfected Lien in any obligation of the type described in any of clauses (a) through
                  (c), and

                           (iii)   has a market value at the time such
                  repurchase agreement is entered into of not less than 100% of the repurchase obligation of the Bank (or other commercial banking institution) thereunder;

                  (e) investments in money market funds that invest primarily in Cash Equivalent Investments of the types described in clauses (a) through (d); or

                  (f) investments in short-term asset management accounts offered by the Bank for the purpose of investing in loans to any corporation (other than the Company or an Affiliate thereof) organized under the laws of any state of the United States or of the District of Columbia and rated at least A-2 by Standard & Poor's Ratings Group or P-2 by Moody's Investors Service, Inc.

         CERCLA means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

         CERCLIS means the Comprehensive Environmental Response Compensation Liability Information System List.

         Collateral means any property on which the Bank is granted a lien pursuant to the Collateral Documents.

         Collateral Documents means the Security Agreement, each Pledge Agreement and any other document pursuant to which the Company or any Subsidiary grants to the Bank a Lien on any of its property.

         Commitment means the commitment of the Bank to make Loans and issue Letters of Credit hereunder. The amount of the Bank's Commitment is $18,000,000 (as reduced from time to time pursuant to Section 6.1).

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         Company - see the Preamble.

         Company Pledge Agreement - see Section 11.1.7.

         Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period; provided that there shall be excluded therefrom the income of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of such income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary.

         Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (excluding (i) current accounts payable in the ordinary course of business and (ii) salaries, bonuses and other accruals payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) liabilities of such Person in respect of Hedging Agreements and
(g) all Suretyship Liabilities of such Person.

         Dollar and the sign "$" mean lawful money of the United States of America.

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         EBITDA means, with respect to any period, the Company's Consolidated
Net Income for such period plus (to the extent deducted in computing Consolidated Net Income) Interest Expense, taxes, depreciation and amortization.

         Effective Date - see Section 11.1.

         Eligible Receivable means an Account Receivable of the Company or a Guarantor who meets each of the following requirements: (a) it arises from the performance of services which have been performed; (b) it is a valid, legally enforceable obligation of the Account Debtor thereunder, and is not subject to any offset, counterclaim or other defense on the part of such Account Debtor denying liability thereunder in whole or in part, provided that no Account Receivable shall be ineligible under this clause (b) to the extent that the aggregate amount of all otherwise Eligible Receivables from the applicable Account Debtor exceeds the aggregate amount of all offsets, counterclaims and defenses of such Account Debtor; (c) it is owned by the Company or a Guarantor, is subject to a first-priority perfected security interest in favor of the Bank and is not subject to any other Lien whatsoever other than Liens permitted by clauses (a) and (k) of Section 10.8; (d) it is evidenced by an invoice (dated not earlier than the date of performance and having payment terms of not more than 30 days from the date of invoice) rendered to such Account Debtor, is not more than 60 days past due, is not unpaid more than 90 days after the date of invoice and is not evidenced by any instrument or chattel paper; (e) the customary billing address of the Account Debtor with respect thereto is located in the United States of America, Yukon Territory, Canada, or the Canadian Provinces of British Columbia, Alberta, Manitoba, Saskatchewan or Ontario, provided that no Account Receivable shall be ineligible under this clause (e) if such Account Receivable is supported by an irrevocable and transferable letter of credit in form and substance, and issued by a Person, acceptable to the Bank for the full amount thereof; (f) it is not a Bonded Receivable; (g) it is payable in the United States and in Dollars; (h) it does not arise out of a contract which, by its terms, prohibits, restricts or makes void or unenforceable the grant by the owner thereof to the Bank of a security interest in such Account Receivable; (i) no event has occurred or condition exists which is likely to result in the nonpayment of such



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Account Receivable (it being understood that the Bank shall give the Company five Business Days' notice of its determination that any Account Receivable is ineligible under this clause (i)); and (j) it is not owing by an Account Debtor who (I) shall have failed to pay 25% or more of the aggregate amount then owed by such Account Debtor under all Account Receivables owed to the Company and the Guarantors within 90 days after the respective date of invoice therefor, (II) is the Company or an Affiliate thereof or (III) is subject to any bankruptcy, insolvency or similar proceeding. An Account Receivable which is at any time an Eligible Receivable, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Receivable.

         Environmental Laws means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         ERISA means the Employee Retirement Income Security Act of 1974.

         Eurocurrency Reserve Percentage means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal) in effect on such day (whether or not applicable to the Bank) under regulations issued from time to time by the Federal Reserve Board for determining the reserve requirements (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities").

         Eurodollar Loan means any Loan which bears interest at a rate determined by reference to the Eurodollar Rate (Adjusted).

         Eurodollar Office means the office or offices of the Bank which shall be making or maintaining Eurodollar Loans hereunder or the other office or offices through which the Bank determines its Eurodollar Rate. A Eurodollar Office of the Bank may be, at the option of the Bank, either a domestic or foreign office.

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         Eurodollar Rate means, with respect to any Eurodollar Loan for any
Interest Period, the rate per annum equal to the rate at which Dollar deposits in immediately available funds are offered by the Bank two Business Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 10:00 A.M., Chicago time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal or comparable to the amount of the Eurodollar Loan of the Bank for such Interest Period.

         Eurodollar Rate (Adjusted) means, with respect to any Eurodollar Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

                    Eurodollar Rate     =          Eurodollar Rate
                                              ---------------------------
                      (Adjusted)              1 - Eurocurrency Reserve
                                                      Percentage

         Event of Default means any of the events described in Section 12.1.

         Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Bank of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Bank.

         Financial Letter of Credit means any Letter of Credit determined by the Bank to be a "financial guaranty-type Standby Letter of Credit" as defined in footnote 13 to Appendix A to the Risk Based Capital Guidelines issued by the Comptroller of the Currency (or in any successor regulation, guideline or ruling by any applicable banking regulatory authority).

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         First Union Agreement means the Credit Agreement among the Company, various Subsidiaries and First Union National Bank (successor to Corestates Bank N.A.).

         Fiscal Quarter means any quarter of a Fiscal Year.

         Fiscal Year means any period of 12 consecutive calendar months ending on December 31.

         Floating Rate Loan means any Loan which bears interest at or by reference to the Base Rate.

         Foreign Subsidiary means each Subsidiary of the Company which is organized under the laws of any jurisdiction other than, and which is conducting the majority of its business outside of, the United States or any state thereof.

         GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of any determination, and as modified at the Company's election to tax basis reporting.

         Guaranty - see Section 11.1.6.

         Guarantor means (a) as of the Effective Date, Roy F. Weston (Delaware), Inc., Roy F. Weston (IPR), Inc., Moorstein, Inc., Weston International Holdings, Inc. and Roy F. Weston of New York, Inc.; and (b) thereafter, the entities named in clause (a) and any other Person which executes and delivers a counterpart of the Guaranty.

         Hazardous Material means

                  (a)    any "hazardous substance" as defined by CERCLA;

                  (b)    any "hazardous waste" as defined by RCRA;

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                  (c)    any crude oil, petroleum product or fraction thereof
         (excluding gasoline and oil in motor vehicles, small amounts of cleaners and similar items used in the ordinary course of business); or

                  (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any Environmental Law.

         Hedging Agreement means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designed to protect a Person against fluctuations in interest rates, currency exchange rates or commodity prices.

         Intercreditor Agreement means an intercreditor agreement substantially in the form of Exhibit H or in such other form as may be satisfactory to the Bank.

         Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on Capital Leases).

         Interest Period means, as to any Eurodollar Loan, the period commencing on the date such Loan is made, or continued as or converted into a Eurodollar Loan, and ending on the date one, two, three or six months thereafter as selected by the Company in the notice pursuant to which such Eurodollar Loan was made, continued or converted; provided that

           (i) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the following Business Day (unless such extension would carry such Interest Period into another calendar month, in which case such Interest Period shall end on the preceding Business Day);

          (ii) any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period



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                      shall end on the last Business Day of the calendar month
                      at the end of such Interest Period; and

         (iii)        no Interest Period shall end after the scheduled
                      Termination Date.

         Investment means, with respect to any Person:

                (a) any loan or advance made by such Person to any other Person; and

                (b) any ownership or similar interest held by such Person in any other Person.

         The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property.

         Letter of Credit - see Section 2.1.1.

         Letter of Credit Application means a letter of credit application in the form then used by the Bank for the type of letter of credit requested.

         Lien means, when used with respect to any Person, any interest in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation, and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

         Loan Documents means this Agreement, the Note, the Letter of Credit Applications, the Guaranty and the Collateral Documents.

         Loan Party means the Company and each Guarantor.

         Loans - see Section 2.1.1.

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         Margin Stock means any "margin stock" as defined in Regulation U of the
Board of Governors of the Federal Reserve System.

         Material Adverse Effect means a material adverse effect on (a) the financial condition, operations, business or assets of the Company and its Subsidiaries taken as a whole or (b) the ability of the Company to timely and fully perform any of its payment or other material obligations under this Agreement or any other Loan Document to which it is a party.

         Non-Financial Letter of Credit means any Letter of Credit other than a Financial Letter of Credit.

         Note - see Section 3.1.

         PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         Pension Plan means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a "multi-employer plan" as defined in section 4001(a)(3) of ERISA), and to which the Company or any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in section 414 of the Internal Revenue Code of 1986 or section 4001 of ERISA, may have any liability under Title IV of ERISA, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         Permitted Acquisition means any purchase or acquisition by the Company or any Subsidiary of all or substantially all of the assets of any other Person (or of a particular business unit of any other Person), or of any equity interest in any other Person, provided that no such transaction shall constitute a Permitted Acquisition if such other Person (or its board of directors) has (i) announced that it will oppose such purchase or other acquisition or (ii) commenced any litigation which alleges that


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such purchase or other acquisition violates, or will violate, applicable law.

         Person means any natural person, corporation, partnership, trust, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

         Pledge Agreement means each of the Company Pledge Agreement and any Subsidiary Pledge Agreement.

         RCRA means the Resource Conservation and Recovery Act, 42. U.S.C.
Section 6901, et seq.

         Release means a "release" as such term is defined in CERCLA.

         Security Agreement - see Section 11.1.5.

         Stated Amount means, with respect to any Letter of Credit at any date of determination, the maximum aggregate amount available for drawing thereunder at any time during the then ensuing term of such Letter of Credit under any and all circumstances, plus the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit.

         Subordinated Debentures means the 7% Convertible Subordinated Debentures due April 15, 2002 issued pursuant to the Subordinated Indenture.

         Subordinated Indenture means the Indenture dated as of April 15, 1987 between the Company and Mellon Bank, N.A., as Trustee.

         Subsidiary means, with respect to any Person, (i) a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors and (ii) a partnership, limited liability company or other entity in which such Person and/or its other Subsidiaries own, directly or indirectly, more than 50% of the equity interests. Unless the context otherwise requires, each reference



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to a Subsidiary herein shall be a reference to a Subsidiary of the Company.

         Subsidiary Pledge Agreement means each pledge agreement substantially in the form of Exhibit G (or such other form as is acceptable to the Bank) issued by any Subsidiary, whether pursuant to Section 11.1.7 or Section 10.17.

         Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability guaranteed thereby.

         Tangible Net Worth means the consolidated net worth of the Company and its Subsidiaries after subtracting therefrom all goodwill.

         Termination Date means June 5, 2000 (or such later date to which the Termination Date may be extended pursuant to a written agreement signed by the Company and the Bank) or such other date on which the Commitment terminates pursuant to Section 6.1 or Section 12.

         Type of Loan - see Section 2.2.

         Unmatured Event of Default means any event which if it continues uncured will, with lapse of time or notice or both, constitute an Event of Default.

         Welfare Plan means an "employee welfare benefit plan" as such term is defined in section 3(1) ERISA.

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
         Weston Family means Roy F. Weston and his lineal descendants, the spouses and estates of such individuals, any trust established primarily for the benefit of any of the foregoing, and any corporation, partnership or limited liability company of which a majority of the equity interests and voting rights are owned and controlled by any of the foregoing.

         Wholly-Owned Subsidiary means, at any time, a Subsidiary, all the shares, partnership interest or other equity interests of which (except directors' qualifying shares) are at such time owned, directly or indirectly, by the Company and/or its other Subsidiaries.

         1.2  Other Interpretive Provisions

              (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

              (b) The term "including" is not limiting and means "including without limitation."

              (c) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

               (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

         SECTION 2        COMMITMENTS OF THE BANK; TYPES OF LOANS;
                          BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES.

         2.1 Commitment. On and subject to the terms and conditions of this Agreement, the Bank agrees as follows:

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         2.1.1    Commitment. The Bank agrees (a) to make loans to the Company on a revolving basis (each such loan, a "Loan") from time to time before the Termination Date in such amounts as the Company may request from time to time and (b) to issue standby letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Bank (each a "Letter of Credit"), at the request of and for the account of the Company from time to time before the Termination Date; provided (i) that the sum of the aggregate principal amount of all outstanding Loans plus the aggregate Stated Amount of all Letters of Credit shall not at any time exceed the lesser of (x) the amount of the Commitment and (y) the Borrowing Base; and (ii) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $7,500,000.

         2.2 Various Types of Loans. Each Loan shall be either a Floating Rate Loan or a Eurodollar Loan, as the Company shall specify in the related notice of borrowing or conversion pursuant to Section 2.3 or 2.4 (each being herein called a "type" of Loan). Loans of different types may be outstanding at the same time, it being understood, however, that not more than five different Interest Periods shall be outstanding at any one time for all Eurodollar Loans.


         2.3 Borrowing Procedures. The Company shall give notice to the Bank of each proposed Loan by 11:00 A.M., Chicago time, on a day which, in the case of a Floating Rate Loan, is the proposed date of such Loan and, in the case of a Eurodollar Loan, is at least three Business Days prior to the proposed date of such Loan. Each such notice shall be effective upon receipt by the Bank, shall be in writing (or by telephone to be promptly confirmed in writing by the Company), and shall specify the date, amount and type of Loan and, in the case of a Eurodollar Loan, the initial Interest Period therefor. Subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to such Loan, the Bank shall advance the requested amount to the Company in immediately available funds on the requested borrowing date. Each Loan shall be made on a Business Day and shall be in a principal amount of $100,000 or a higher integral multiple thereof.


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         2.4      Conversion and Continuation Procedures. Subject to the
provisions of Section 2.2, the Company may convert all or any part of any outstanding Loan into a Loan of the other type, or continue any Eurodollar Loan for a new Interest Period, by giving notice to the Bank of such conversion or continuation by 11:00 A.M., Chicago time, on a day which, in the case of a conversion into a Floating Rate Loan, is the proposed date of such conversion and, in the case of a conversion into or continuation of a Eurodollar Loan, is at least three Business Days prior to such date. Each such notice shall be effective upon receipt by the Bank and shall specify the date and amount of such conversion or continuation, the Loan to be so converted or continued and, in the case of a conversion into or continuation of a Eurodollar Loan, the initial or new (as the case may be) Interest Period therefor. Subject to Sections 2.8 and 2.9, such Loan shall be so converted or continued on the requested date of conversion or continuation. Each conversion and continuation shall be on a Business Day and shall be in a principal amount of $100,000 or a higher integral multiple thereof. Any conversion of a Eurodollar Loan on a day other than the last day of the current Interest Period therefor shall be subject to Section
8.4. If the Company fails to give timely notice of the continuation of any Eurodollar Loan, such Eurodollar Loan shall automatically convert to a Floating Rate Loan on the last day of the current Interest Period therefor.

         2.5 Letter of Credit Procedures. The Company shall give notice to the Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least two Business Days (or such lesser period as the Bank may agree) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by a Letter of Credit Application, duly executed by the Company and in all respects reasonably satisfactory to the Bank, together with such other documentation as the Bank may reasonably request in support thereof, it being understood that each Letter of Credit Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (it being understood that if such expiration date is later than the Termination Date (or, in the case of a commercial Letter of Credit, later than 25 days prior to such date), the Company shall be obligated to pledge cash collateral to the Bank therefor on or prior to the Termination Date in an amount, and pursuant to documentation, reasonably satisfactory to the Bank) and whether such Letter of Credit is to be transferable in whole or in part. Subject to the satisfaction of the conditions precedent set forth in Section 11 with respect to the issuance of such Letter of Credit, the Bank shall issue such Letter of Credit on the requested issuance date.

         2.6 Reimbursement Obligations. The Company hereby unconditionally and irrevocably agrees to reimburse the Bank for each payment or disbursement made by the Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or distribution shall bear interest from and including the date of such payment or disbursement to but not including the date that the Bank is reimbursed by the Company therefor, payable on demand, at a rate per annum equal to the sum of the Base Rate from time to time in effect plus, beginning on the third Business Day after demand by the Bank, 2%. The Bank shall notify the Company whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided that the failure of the Bank to so notify the Company shall not affect the rights of the Bank in any manner whatsoever.

         2.7 Limitation on the Bank's Obligations. In determining whether to pay under any Letter of Credit, the Bank shall have no obligation to the Company other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Bank any liability to the Company and shall not reduce or impair the Company's reimbursement obligations set forth in
Section 2.6.

         2.8 Warranty. Each notice of borrowing and/or of conversion pursuant to Section 2.3 or 2.4, and the delivery of each Letter of Credit Application pursuant to Section 2.5, shall automatically constitute a warranty by the Company to the Bank to the effect that on the date of such requested borrowing or conversion or the issuance of the requested Letter of Credit, as the case may be, (a) the warranties of the Company contained in Section 9 of this Agreement shall be true and correct as of such requested date as though made on the date thereof and (b) no Event of Default or Unmatured Event of Default shall exist or will result therefrom.


         2.9 Conditions. Notwithstanding any other provision of this Agreement, the Bank shall not be obligated to make any Loan, to convert into or permit the continuation of any Eurodollar Loan, or to issue any Letter of Credit if, in any such case, an Event of Default or Unmatured Event of Default exists or would result therefrom; provided that the conversion into or continuation of Eurodollar Loans shall be permitted during the existence of an Unmatured Event of Default unless the Bank notifies the Company that such conversions and continuations will not be permitted. If the Bank determines, pursuant to this
Section 2.9, not to permit the continuation of any Eurodollar Loan, such Loan shall, unless then repaid in full, automatically become a Floating Rate Loan at the end of such Loan's then-current Interest Period.



         SECTION 3  NOTE EVIDENCING LOANS.



         3.1 Note. The Loans of the Bank shall be evidenced by a promissory note (the "Note") substantially in the form set forth in Exhibit A, with appropriate insertions, dated the Effective Date (or such earlier date as shall be satisfactory to the Bank), payable to the order of the Bank in full on the Termination Date.




         3.2 Recordkeeping. The Bank shall record in its records, or at its option on the schedule attached to the Note, the date and amount of each Loan made by the Bank, each repayment or conversion thereof and, in the case of each Eurodollar Loan, the dates on which each Interest Period for such Loan shall begin and end. The aggregate unpaid principal amount so recorded shall (in the absence of demonstrable error) be conclusive evidence of the principal amount owing and unpaid on the Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Company hereunder or under the Note to repay the principal amount of the Loans together with all interest accruing thereon.

         SECTION 4  INTEREST.

         4.1 Interest Rates. The Company hereby promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full, as follows:

                  (a) at all times while such Loan is a Floating Rate Loan, at a per annum equal to the Base Rate plus 1.0%;



                  (b) at all times while such Loan is a Eurodollar Loan, at a rate per annum equal to the Eurodollar Rate (Adjusted) applicable to each Interest Period for such Loan plus 3.0%; and


                  (c) notwithstanding the provisions of the preceding clauses (a) and (b), in the event that any principal of any Loan is not paid when due (whether by acceleration or otherwise), after the due date of such principal until such principal is paid, at a rate per annum equal to the Base Rate from time to time in effect (but not less than the applicable interest rate in effect for such Loan as at such due date) plus 2%.

         4.2 Interest Payment Dates. Accrued interest on each Floating Rate Loan shall be payable on the last day of each calendar quarter and at maturity, commencing with the first of such dates to occur after the date hereof. Accrued interest on each Eurodollar Loan shall be payable on the last day of each Interest Period relating to such Loan (and, in the case of a Eurodollar Loan with a six-month Interest Period, on the three-month anniversary of the first day of such Interest Period) and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

         4.3 Setting and Notice of Eurodollar Rates. The applicable Eurodollar Rate for each Interest Period shall be determined by the Bank, and notice thereof shall be given by the Bank promptly to the Company. Each determination of the applicable Eurodollar Rate by the Bank shall be conclusive and binding upon the Company, in the absence of demonstrable error. The Bank shall, upon written request of the Company, deliver to the Company a statement showing the computations used by the Bank in determining any applicable Eurodollar Rate hereunder.

         4.4 Computation of Interest. Interest shall be computed for the actual number of days elapsed on the basis of a 360-day year. The applicable interest rate under clauses (a) and (c) of Section 4.1 shall (to the extent applicable in the case of clause (c)) change simultaneously with each change in the Base Rate.

         SECTION 5  FEES.

         5.1 Non-Use Fee. The Company agrees to pay to the Bank a non-use fee for the period from and including the date of the execution and delivery of this Agreement to the Termination Date equal to 0.375% per annum on the daily average of the unused amount of the Commitment. Such non-use fee shall be payable in arrears on the last day of each calendar quarter and on the Termination Date for any period then ending for which such non-use fee shall not have been theretofore paid. The non-use fee shall be computed for the actual number of days elapsed on the basis of a 360-day year. For purposes of computing the non-use fee, the Commitment shall be deemed to be used in an amount equal to the sum of the principal amount of all outstanding Loans plus the Stated Amount of all Letters of Credit.


         5.2 Letter of Credit Fees. (a) The Company agrees to pay the Bank a letter of credit fee for each Letter of Credit in an amount equal to (i) in the case of non-financial Letters of Credit, 1.5% per annum, and (ii) in the case of financial Letters of Credit, 3.0% per annum, on the daily average of the Stated Amount of such Letter of Credit, computed for the actual number of days elapsed on the basis of a year of 360 days and payable in arrears on the last day of each calendar quarter and on the Termination Date (or such later date on which such Letter of Credit expires or is terminated) for the period from and including the date of the issuance of such Letter of Credit to but excluding the date such payment is due or, if earlier, the date on which such Letter of Credit expires or is terminated.

         (b) In addition, with respect to each Letter of Credit, the Company agrees to pay to the Bank such reasonable fees and expenses as the Bank customarily requires in connection with the issuance, negotiation, processing and/or administration of letters of credit in similar situations.

         5.3 Closing Fee. The Company agrees to pay the Bank a closing fee of $90,000 on the Effective Date; it being understood that each of (a) the remainder of the $10,000 work fee previously paid to the Bank after subtracting all due diligence expenses of the Bank to be paid therefrom and (b) the $10,000 commitment fee previously paid to the Bank shall be credited against such fee.

         SECTION 6  REDUCTION OR TERMINATION OF THE COMMITMENT;
                    VOLUNTARY PREPAYMENTS.



         6.1 Reduction or Termination of the Commitment. The Company may from time to time on at least three Business Days' prior written notice received by the Bank permanently reduce the amount of the Commitment to an amount not less than the sum of the aggregate unpaid principal amount of the Loans then outstanding plus the Stated Amount of all Letters of Credit. Any such reduction shall be in the amount of $500,000 or a higher integral multiple thereof. The Company may at any time on like notice terminate the Commitment; provided that, concurrently with such termination, the Company shall pay in full all Loans and all other then-payable obligations of the Company hereunder in respect of the Commitment and shall cash collateralize in full, pursuant to documentation in form and substance reasonably satisfactory to the Bank, all obligations in respect of the Letters of Credit.

         6.2      Prepayments.

         6.2.1 Mandatory Prepayments. (a) On any date on which the sum of the aggregate principal amount of all outstanding Loans plus the aggregate Stated Amount of all Letters of Credit exceeds the Borrowing Base, the Company will make a prepayment of Loans in an amount equal to such excess (rounded upward, if necessary, to an integral multiple of $100,000).

         6.2.2 Voluntary Prepayments. The Company may from time to time prepay the Loans in whole or in part, provided that (i) the Company shall give the Bank not less than one Business Day's prior notice thereof, specifying the Loans to be prepaid and the date and amount of prepayment and (ii) each partial prepayment shall be in a principal amount of $100,000 or an integral multiple thereof.

         6.2.3 Prepayments of Eurodollar Loans. Any prepayment of a Eurodollar Loan pursuant to Section 6.2.1 or 6.2.2 shall include accrued interest on the principal amount being prepaid and, if not made on the last day of the Interest Period therefor, shall be subject to Section 8.4.

         SECTION 7  MAKING AND APPLICATION OF PAYMENTS; SETOFF.

         7.1 Making of Payments. All payments of principal of or interest on the Note, and any fees or other amounts payable hereunder, shall be made by the Company to the Bank in immediately available funds at its office in Chicago not later than 2:00 p.m., Chicago time, on the date due; and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day.

         7.2 Application of Certain Payments. Each payment of principal shall be applied to such Loans as the Company shall direct by notice to be received by the Bank on or before the date of such payment or, in the absence of such notice, as the Bank shall determine in its discretion.

         7.3 Due Date Extension. If any payment of principal or interest with respect to any Loan, or any fee, falls due on a Saturday, Sunday or other day which is not a Business Day, then such due date shall be extended to the next following Business Day (unless, in the case of a Eurodollar Loan, such next following Business Day is the first Business Day of a calendar month, in which case such due date shall be the immediately preceding Business Day), and additional interest or fees shall accrue and be payable for the period of such extension.

         7.4 Setoff. The Company agrees that the Bank has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Company agrees that at any time (i) any payment or other amount owing by the Company under this Agreement is then due to the Bank or (ii) any Unmatured Event of Default under Section 12.1.4 or any Event of Default exists, the

Bank may apply to the payment of such payment or other amount (or, in the case of clause (ii), to any obligations of the Company hereunder, whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with the Bank.

         SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR
                   EURODOLLAR LOANS.

         8.1 Increased Costs. (a) If, after the date hereof, the adoption of or any change in any applicable law, rule or regulation, or any change in the interpretation or administration of any applicable law, rule or regulation by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or any Eurodollar Office of the Bank) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency

                  (1) shall subject the Bank (or any Eurodollar Office of the Bank) to any tax, duty or other charge with respect to its Eurodollar Loans, the Note or its obligation to make Eurodollar Loans, or shall change the basis of taxation of payments to the Bank of the principal of or interest on its Eurodollar Loans or any other amounts due under this Agreement in respect of its Eurodollar Loans or its obligation to make Eurodollar Loans (except for changes in the rate of tax on the overall net income of the Bank or its Eurodollar Office imposed by the State of Illinois, the State of California or the jurisdiction in which the Bank's Eurodollar Office is located); or

                  (2) shall impose, modify or deem applicable any reserve (including any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 4), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Bank (or any Eurodollar Office of the Bank); or

                  (3) shall impose on the Bank (or its Eurodollar Office) any other condition affecting, or increasing the cost to the Bank of making or maintaining, the Eurodollar Loans, the Note or its obligation to make Eurodollar Loans;

and the result of any of the foregoing is to increase the cost to (or to impose a cost on) the Bank (or any Eurodollar Office of the Bank) of making or maintaining any Eurodollar Loan, or to reduce the amount of any sum received or receivable by the Bank (or its Eurodollar Office) under this Agreement or under the Note with respect thereto, then within five days after demand by the Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Company shall pay directly to the Bank such additional amount or amounts as will compensate the Bank for such increased cost or such reduction.

         (b) If the Bank shall reasonably determine that the adoption or phase-in of, or any change in, any applicable law, rule or regulation regarding capital adequacy, or any change in the interpretation or administration of any applicable law, rule or regulation regarding capital adequacy by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank (or its Eurodollar Office) or any Person controlling the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's or such controlling Person's capital as a consequence of the Bank's obligations hereunder (including the Commitment) to a level below that which the Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such controlling Person's policies with respect to capital adequacy) by an amount deemed by the Bank or such controlling Person to be material, then from time to time, within five Business Days after demand by the Bank, the Company shall pay to the Bank such additional amount or amounts as will compensate the Bank or such controlling Person for such reduction. A statement of the Bank as to any such additional amount (including calculations thereof in reasonable detail) shall, in the absence of demonstrable error, be conclusive and binding on the Company. In determining such amount, the Bank may use any reasonable method of averaging and attribution it deems appropriate.

         (c) The Bank will promptly notify the Company of any event of which it has knowledge which will entitle the Bank to compensation pursuant to this Section 8.1 and will designate a different Eurodollar Office if such designation will not, in the sole judgment of the Bank, be otherwise disadvantageous to the Bank.

         (d) Notwithstanding the foregoing provisions of this Section 8.1, the Bank shall not make a claim for compensation under this Section 8.1 unless the Bank is then making a claim against a substantial portion of the other borrowers from the Bank which have language in the applicable borrowing agreement similar to that found in the foregoing provisions of this Section 8.1.


         8.2 Basis for Determining Interest Rate Inadequate or Unfair. If with respect to any Interest Period deposits in Dollars (in the applicable amounts) are not being offered to the Bank in the relevant market for such Interest Period, or the Bank otherwise reasonably determines (which determination shall be binding and conclusive on the Company) that by reason of circumstances affecting the interbank eurodollar market adequate and reasonable means do not exist for ascertaining the applicable Eurodollar Rate, then the Bank shall promptly notify the Company thereof and so long as such circumstances shall continue, (i) the Bank shall be under no obligation to make, convert into or continue any Eurodollar Loan and (ii) on the last day of the current Interest Period for each Eurodollar Loan, such Loan shall, unless then repaid in full, automatically convert to a Floating Rate Loan.

         8.3 Changes in Law Rendering Certain Loans Unlawful. If any change in (including the adoption of any new) applicable laws or regulations, or any change in the interpretation of applicable laws or regulations by any governmental or other regulatory body charged with the administration thereof, should make it (or in the good faith judgment of the Bank cause a substantial question as to whether it is) unlawful for the Bank to make, maintain or fund Eurodollar Loans, then the Bank shall promptly notify the

Company and, so long as such circumstances shall continue, (i) the Bank shall have no obligation to make, convert into or continue any Eurodollar Loan and
(ii) on the last day of the current Interest Period for each Eurodollar Loan (or, if the Bank so requests, on such earlier date as may be required by the relevant law, regulation or interpretation), such Eurodollar Loan shall, unless then repaid in full, automatically Convert to a Floating Rate Loan.

         8.4 Funding Losses. The Company hereby agrees that upon demand by the Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) the Company will indemnify the Bank against any net loss or expense which the Bank may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain Eurodollar Loans, but excluding lost profits), as reasonably determined by the Bank, as a result of (i) any payment, prepayment or conversion of any Eurodollar Loan on a date other than the last day of an Interest Period for such Loan (including any conversion pursuant to Section 8.3) or (ii) any failure of the Company to borrow, convert or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For this purpose, all notices to the Bank pursuant to this Agreement shall be deemed to be irrevocable.

         8.5 Right of Bank to Fund through Other Offices. The Bank may, if it so elects, fulfill its commitment as to any Eurodollar Loan by causing a foreign branch or affiliate of the Bank to make such Loan, provided that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by the Bank and the obligation of the Company to repay such Loan shall nevertheless be to the Bank and shall be deemed held by it, to the extent of such Loan, for the account of such branch or affiliate.

         8.6 Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Agreement to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood, however, that for purposes of this Agreement all determinations hereunder shall be made as if the Bank had actually funded and maintained each Eurodollar Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

         8.7 Conclusiveness of Statements; Survival of Provisions. Determinations and statements of the Bank pursuant to Section 8.1, 8.2, 8.3 or
8.4 shall be conclusive absent demonstrable error. The Bank may use reasonable averaging and attribution methods in determining compensation under Sections 8.1 and 8.4, and the provisions of such Sections shall survive termination of this Agreement.

         SECTION 9  WARRANTIES.

         To induce the Bank to enter into this Agreement and to make Loans hereunder, the Company warrants to the Bank that:

         9.1 Organization, etc. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania; each Subsidiary is a corporation, limited partnership or other entity, as the case may be, duly organized, validly existing and, if applicable, in good standing under the jurisdiction of its organization; the Company and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect; and the Company and each Subsidiary has full power and authority to own its property and conduct its business as presently conducted by it.

         9.2 Authorization; No Conflict. The execution and delivery by the Company of this Agreement and each other Loan Document to which it is a party, the borrowings hereunder, the execution and delivery by each Subsidiary of each Loan Document to which it is a party and the performance by each of the Company and each Subsidiary of its obligations under each Loan Document to which it is a party are within the organizational powers of the Company and each Subsidiary, have been duly authorized by all necessary action on the part of the Company and each Subsidiary (including any necessary member, general partner or shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Company or any Subsidiary, (b) contravene or conflict with, or result in a breach of, any provision of the operating agreement, certificate of incorporation, by-laws, partnership agreement or other organizational documents of the Company or any Subsidiary or of any agreement, indenture, instrument or other document, or any judgment, order or decree, which is binding on the Company or any Subsidiary or (c) result in, or require, the creation or imposition of any Lien on any property of the Company or any Subsidiary (other than pursuant to the Loan Documents).

         9.3 Validity and Binding Nature. This Agreement is, and upon the execution and delivery thereof each other Loan Document to which the Company is a party will be, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law); and each Loan Document will be, upon the execution and delivery thereof by each Subsidiary which is a party thereto, the legal, valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, except that enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in equity or at law).

         9.4 Financial Information. The Company's audited consolidated financial statements as at December 31, 1997 and unaudited consolidated financial statements as at March 31, 1998, copies of which have been furnished to the Bank, were prepared in conformity with GAAP(subject, in the case of such unaudited statements, to the absence of footnotes and normal year-end adjustments) and fairly present the financial position of the Company and its Subsidiaries as at such date and the results of their operations for the periods then ended.

         9.5 No Material Adverse Change. Since December 31, 1997, no event has occurred or conditions have arisen which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect.

         9.6 Litigation and Contingent Liabilities. No litigation (including derivative actions), arbitration proceeding or governmental proceeding is pending or, to the Company's knowledge, threatened against the Company or any Subsidiary which is reasonably likely to have a Material Adverse Effect, except as set forth on Schedule 9.6. Other than any liability incident to such litigation or proceeding, neither the Company nor any Subsidiary has any material contingent liabilities not listed on Schedule 9.6.

         9.7 Ownership of Properties; Liens. Each of the Company and each Subsidiary owns good and marketable title to, or a valid leasehold interest in, all of its material properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and claims (including infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 10.8.

         9.8 Subsidiaries. The Company has no Subsidiaries except those listed in Schedule 9.8.

         9.9 Pension and Welfare Plans. Except as disclosed on Schedule 9.9, during the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, no steps have been taken to terminate any Pension Plan and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension

Plan which could result in the incurrence by the Company of any material liability, fine or penalty.



         9.10 Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

         9.11 Taxes. Each of the Company and each Subsidiary has filed all material tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except for any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         9.12     Environmental Warranties. Except as set forth on Schedule
9.12:

         (a) all facilities and property (including underlying groundwater) owned, leased or operated by the Company or any Subsidiary are owned, leased or operated by the Company and its Subsidiaries in material compliance with all Environmental Laws;

         (b) there have been no past and there are no pending or, to the Company's knowledge, threatened

                  (1) claims, complaints, notices or requests for information received by the Company or any Subsidiary with respect to any alleged violation of any Environmental Law, or

                  (2) complaints, notices or inquiries to the Company or any Subsidiary regarding potential liability under any Environmental Law,

which claims, complaints, notices, requests or inquiries, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect;

         (c) there have been no Releases of Hazardous Materials at, on or under any property or facility now owned, leased or operated by (or, to the Company's knowledge, at, on or under any property or facility previously owned, leased or operated by) the Company or any Subsidiary that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect;

         (d) the Company and its Subsidiaries have been issued and are in material compliance with all permits, licenses and other authorizations required by Environmental Laws;

         (e) no property or facility now owned, leased or operated by the Company or any Subsidiary is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

         (f) no property or facility previously owned, leased or operated by the Company or any Subsidiary is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up (i) as a result of actions or inactions attributable to the Company or any Subsidiary or (ii) which may reasonably be expected to have, a Material Adverse Effect;

         (g) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property or facility now owned, leased or operated by (or, to the Company's knowledge, on or under any property or facility previously owned, leased or operated by) the Company or any Subsidiary that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect;

         (h) neither the Company nor any Subsidiary has transported or arranged for the transportation or disposal of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, that, singly or in the aggregate with all other such claims, have had, or may reasonably be expected to have, a Material Adverse Effect;

         (i) there are no polychlorinated biphenyls or friable asbestos present at any property or facility now owned, leased or operated by (or, to the Company's knowledge, present at any property or facility previously owned, leased or operated by) the Company or any Subsidiary that, singly or in the aggregate, have had, or may reasonably be expected to have, a Material Adverse Effect; and

         (j) to the Company's knowledge, no condition exists at, on or under any property or facility now or previously owned, leased or operated by the Company or any Subsidiary which would give rise to liability under any Environmental Law that, singly or in the aggregate with all other such conditions, has had, or may reasonably be expected to have, a Material Adverse Effect.

         9.13 Regulated Entities. None of the Company, any Person controlling the Company or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.


         9.14 Absence of Default. Neither the Company nor any Subsidiary is in material default under the Subordinated Indenture or any other material contract to which it is a party or by which it is bound.

         9.15 Information. All written information heretofore or contemporaneously herewith furnished by the Company or any Subsidiary to the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Company or any Subsidiary to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and such information taken as a whole is not, or at the time of delivery thereof will not be, incomplete by omitting to state any material fact necessary to make such information not misleading (it being understood that the Company does not warrant the accuracy of any projections provided to the Bank pursuant hereto or in connection herewith, but the Company warrants that all such projections have been or will be prepared in good faith and have represented or will represent a reasonable estimate of the anticipated financial condition and results of operations for any periods in question based upon assumptions which the Company believes, at the time of preparation, to be reasonable).



         9.16 Lock-Box Banks. As of the Effective Date, Schedule 9.16 contains a complete listing of each bank or other financial institution at which the Company or its Subsidiaries receive payments in respect of Accounts Receivable.

         9.17 Year 2000 Problem. The Company and its Subsidiaries have reviewed the areas within their business and operations which could be adversely affected by, and have developed a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Company and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, the Company reasonably believes that the "Year 2000 Problem" will not have a Material Adverse Effect.

         9.18 Solvency, etc. On the Effective Date (or, in the case of any Person which becomes a Loan Party after the Effective Date, on the date such Person becomes a Loan Party), and immediately prior to and after giving effect to the making of each Loan (and the use of the proceeds thereof) and the issuance of each Letter of Credit, (a) each of the Company's and each other Loan Party's assets will exceed its liabilities and (b) each of the Company and each other Loan Party will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

         SECTION 10  COVENANTS.

         Until the expiration or termination of the Commitment and thereafter until all obligations of the Company hereunder and under the Note are paid in full, the Company agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will:

         10.1     Reports, Certificates and Other Information. Furnish to the
Bank:

         10.1.1 Audit Report. Promptly when available and in any event within 90 days after the close of each Fiscal Year, a copy of the annual audit report of the Company and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Company and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Company and its Subsidiaries for such Fiscal Year, which audit report shall be without qualification as to going concern or scope and shall be prepared by Coopers & Lybrand LLP or other independent auditors selected by the Company and reasonably acceptable to the Bank, together with a written statement from such auditors to the effect that in making the examination necessary for the signing of such audit report by such accountants, they have not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if they have become aware of any such event, describing it in reasonable detail.

         10.1.2 Quarterly Reports. Promptly when available and in any event within 45 days after the end of each Fiscal Quarter, (except the last Fiscal Quarter of any Fiscal Year), (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and (ii) consolidated statements of earnings and cash flows for such Fiscal Quarter and for the period beginning with the first day of the applicable Fiscal Year and ending on the last day of such Fiscal Quarter, together with a certificate of the chief financial officer, the treasurer, an assistant treasurer or the controller of the Company certifying that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the date and periods indicated, subject to changes resulting from normal year-end adjustments. Delivery to the Bank of the Company's quarterly report on Form 10-Q shall satisfy the requirements of this Section 10.1.2.

         10.1.3 Monthly Reports. Promptly when available and in any event within 40 days after the end of each fiscal month (except the last fiscal month of each Fiscal Quarter), (i) a consolidated balance sheet of the Company and its Subsidiaries as of the end of such month, (ii) consolidated statements of earnings and cash flows for such month, together with a certificate of the chief financial officer, the treasurer, an assistant treasurer or the controller of the Company certifying that such financial statements fairly present the financial condition and results of operations of the Company and its Subsidiaries as of the date and for such month, subject to changes resulting from normal year-end adjustments, and (iii) a project status report substantially in the form agreed to by the Company and the Bank from time to time.

         10.1.4 Certificates. (a) Contemporaneously with the furnishing of a copy of each annual audit report pursuant to Section 10.1.1 and of each set of financial statements pursuant to Section 10.1.2, a duly completed certificate in the form of Exhibit B, with appropriate insertions, dated the date of such annual report or such quarterly statements and signed by the chief financial officer, the treasurer, an assistant treasurer or the controller of the Company, containing a computation of each of the financial ratios and restrictions set forth in this Section 10 and to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it; and (b) not later than 40 days after the end of each fiscal month, a duly-completed borrowing base certificate in the form of Exhibit C signed by the chief financial officer, the treasurer, an assistant treasurer or the controller of the Company.

         10.1.5 Reports to SEC and to Shareholders. Promptly upon the filing or sending thereof, copies of all regular, periodic or special reports of the Company or any Subsidiary filed with the Securities and Exchange Commission (excluding exhibits thereto, provided that the Company shall promptly deliver any such exhibit to the Bank upon request therefor); copies of all registration statements of the Company or any subsidiary filed with the Securities and Exchange Commission (other than on Form S-8); and copies of all proxy statements or other communications made to security holders generally concerning material developments in the business of the Company or any Subsidiary.

         10.1.6 Notice of Default, Litigation and Other Matters. Promptly (and in any event within one Business Day in the case of clause (a) and within five Business Days in the case of clauses (b) through (d)) after learning of any of the following, written notice describing the same and the steps being taken by the Company or the Subsidiary affected thereby with respect thereto: (a) the occurrence of an Event of Default or an Unmatured Event of Default; (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Company to the Bank which has been instituted or, to the knowledge of the Company, is threatened against the Company or any Subsidiary or to which any of the properties of any thereof is subject which has had or is reasonably likely to have a Material Adverse Effect; (c) any material adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed pursuant to clause (b); (d) the institution of any steps by the Company, any Subsidiary or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under
Section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could reasonably be expected to result in the requirement that the Company furnish a bond or other security in a material amount to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could reasonably be expected to result in the incurrence by the Company of any material liability, fine or penalty, or any material increase in the contingent liability of the Company with respect to any post-retirement Welfare Plan benefit; and (e) the occurrence of any other event or circumstance which has had or is reasonably likely to have a Material Adverse Effect.

         10.1.7 Subsidiaries. Promptly upon the occurrence thereof, a written report of any change in the list of its Subsidiaries.

         10.1.8 Lock-Box Banks. Promptly upon the occurrence thereof, any change to the banks or financial institutions at which payments in respect of Accounts Receivable are received.

         10.1.9 Management Reports. Promptly upon the request of the Bank, copies of all detailed financial and management reports submitted to the Company by independent auditors in connection with any annual or interim audit made by such auditors of the books of the Company.

         10.1.10 Projections. As soon as practicable and in any event within 60 days after the commencement of each Fiscal Year, a business plan and financial forecast for such Fiscal Year including (a) a forecasted consolidated balance sheet and a consolidated statement of cash flow of the Company for such Fiscal Year and (b) a forecasted consolidated statement of income of the Company for each quarter of such Fiscal Year.

         10.1.11 Other Information. Promptly from time to time, such other information concerning the Company and its Subsidiaries as the Bank may reasonably request.

         10.2 Books, Records and Inspections. Keep, and cause each Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default) the Bank or any representative thereof to inspect the properties and operations of the Company and of such Subsidiary; and permit, and cause each Subsidiary to permit, on reasonable notice and at reasonable times and intervals (or at any time without notice during the existence of an Event of Default) the Bank or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Company hereby authorizes such independent auditors to discuss such financial matters with the Bank or any representative thereof, provided that the Company shall have the right to be present at any such discussions) and to examine (and, at the expense of the Company or the applicable Subsidiary, photocopy extracts from) any of its books or other corporate records. The Company agrees to pay the fees of its auditors incurred in connection with any reasonable exercise of the rights of the Bank pursuant to this Section.

         10.3 Insurance. Maintain, and cause each Subsidiary to maintain, with reputable, financially sound insurance companies, insurance in such amounts and covering such risks as are necessary or appropriate for the business and operations of the Company and its Subsidiaries from time to time, as determined in good faith by the management of the Company (and, in any event, such insurance as may be required by any law or governmental regulation or any court order or decree); and, upon request of the Bank, furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Company and its Subsidiaries.

         10.4 Compliance with Laws; Payment of Taxes and Liabilities. (a) Comply, and cause each Subsidiary to comply, in all material respects with all material applicable laws, rules, regulations and orders; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all material taxes and other governmental charges against it or any of its property; provided that the foregoing shall not require the Company or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

         10.5 Maintenance of Existence, etc. Maintain and preserve, and (subject to Section 10.11) cause each Subsidiary to maintain and preserve, (a) its existence and, wherever applicable, good standing in the jurisdiction of its organization and (b) its qualification and good standing as a foreign entity in each jurisdiction where the nature of its business makes such qualification necessary; provided that any Inactive Subsidiary (excluding any Guarantor) may be dissolved or liquidated.

         10.6     Financial Covenants.

                  10.6.1 Cash On Hand. Not permit the combined amount of cash and Cash Equivalent Investments of the Company and the Guarantors as of the end of any fiscal month to be less than the greater of (a) the lesser of (i) the sum of (A) the principal amount of all outstanding Loans and (B) the Stated Amount of all outstanding Letters of Credit and (ii) $10,000,000 and (b) $5,000,000.

                  10.6.2   EBITDA Ratio. Not permit the ratio of (a) the sum of
         (i) EBITDA for any period of four consecutive Fiscal Quarters plus (ii) all cash and Cash Equivalent Investments of the Company and its Subsidiaries as of the last day of such period plus (iii) all payments on leases (including Capital Leases) of the Company and its Subsidiaries during such period to (b) the sum, without duplication, of
         (i) principal payments on Indebtedness during such period plus (ii) Interest Expense for such period plus (iii) all payments on leases (including Capital Leases) of the Company and its Subsidiaries during such period plus (iv) income tax expense for such period plus (v) Capital Expenditures for such period to be less than the applicable ratio set forth below for such period:


                     Period Ending                  Ratio
                     -------------                  -----
                  6/30/98 - 12/31/98              1.25 to 1
                  Thereafter                      1.50 to 1.


                  10.6.3 Tangible Net Worth. Not permit Tangible Net Worth at any time to be less than the sum of (i) $49,500,000 plus (ii) 75% of any Consolidated Net Income for each Fiscal Quarter ending after the Effective Date plus (iii) 100% of any net equity proceeds received by the Company after the Effective Date.


                  10.6.4 Capital Expenditures. Not, and not permit any Subsidiary to, make or commit to make any Capital Expenditure in any Fiscal Year unless, after giving effect to such Capital Expenditure, the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries during such Fiscal Year will not exceed $5,000,000.

         10.7 Limitations on Debt. Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except (a) obligations arising under the Loan Documents; (b) Debt of Subsidiaries to the Company or to other Subsidiaries; (c) Hedging Agreements entered into by the Company or any Subsidiary, provided that (i) any Hedging Agreement with any Person other than the Bank or any Affiliate of the Bank shall be unsecured and (ii) all Hedging Agreements shall be entered into in the ordinary course of business for the purpose of directly mitigating risks associated with interest or currency exchange rates or commodity prices; (d) Suretyship Liabilities in respect of any obligation of the Company or any Subsidiary permitted under this Agreement; (e) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 10.4; (f) Debt hereafter incurred in connection with Liens permitted by clause (c) of Section 10.8, and extensions, renewals and refinancings of Debt described in this clause
(f) so long as the principal amount thereof is not increased; (g) Capital Leases in an aggregate amount not exceeding $750,000; (h) the Subordinated Debentures; and (i) debt under the Installment Payment Agreement dated as of May 27, 1998 between the Company and International Software Finance Corporation in an aggregate principal amount not exceeding $360,000.

         10.8 Liens. Not, and not permit any Subsidiary to, create or permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves; (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety and appeal bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits, advances, borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves; (c) any Lien arising in connection with the acquisition, construction or improvement of property after the date hereof, and attaching only to the property being acquired, constructed or improved, if the Debt secured thereby does not exceed 100% of the fair market value of the property acquired at the time of acquisition thereof or 100% of the cost of such construction or improvement, as the case may be, not exceeding $250,000 in the aggregate for all such Debt of the Company and all Subsidiaries at any one time outstanding; (d) attachments, judgments and other similar Liens, for sums not exceeding $500,000 (excluding any portion thereof which is covered by insurance so long as the insurer has not denied coverage) arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings; (e) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole; (f) leases or subleases granted by the Company or any Subsidiary in the ordinary course of its business; (g) the interest or title of the lessor of any lease with respect to which the Company or a Subsidiary is lessee; (h) Liens existing on the Effective Date and described on Schedule 10.8; (i) extensions, renewals or replacements of any Lien permitted by the foregoing provisions of this Section 10.8, but only if the principal amount of the Debt secured thereby immediately prior to such extension, renewal or replacement is not increased and such Lien is not extended to any other property; (j) Liens arising under Capital Leases on the property leased pursuant thereto; (k) Liens on Accounts Receivable and Bonded Working Assets in favor of a person issuing Bonds for the Company or a Subsidiary, provided that the holder of any such Lien shall be a party to an Intercreditor Agreement; and (l) Liens in favor of the Bank or any Affiliate of the Bank.

         10.9     Restricted Payments. Not, and not permit any Subsidiary to,
(a) declare or pay any dividends on any of its capital stock (other than stock dividends), (b) purchase or redeem any such stock or any warrants, units, options or other rights in respect of such stock, (c) make any other distribution to shareholders, (d) set aside funds for any of the foregoing or
(e) make any payment on, or purchase, redeem or defease, any

Subordinated Debenture; provided that (i) any Subsidiary may declare and pay dividends to the Company or to any Wholly-Owned Subsidiary and (ii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may make payments of principal of, and the Company or any Subsidiary may purchase, Subordinated Debentures in an aggregate amount not exceeding $5,000,000 in any Fiscal Year.



         10.10 Investments. The Company will not, and will not permit any Subsidiary to, make, incur, assume or suffer to exist any Investment, except:

                  (a)      Cash Equivalent Investments;

                  (b) loans or advances for travel, commissions and similar items in the ordinary course of business to officers and employees of the Company and its Subsidiaries not in excess of $250,000 in the aggregate at any time;

                  (c) loans and advances made by the Company to any Subsidiary or by any Subsidiary to the Company or another Subsidiary; provided that the aggregate amount of all loans and advances by the Company and its Subsidiaries to all Foreign Subsidiaries shall not at any time exceed $1,000,000;

                  (d) Investments existing on the Effective Date and described on Schedule 10.10;

                  (e) Permitted Acquisitions; provided that (i) the Bank shall have consented to such Permitted Acquisition and (ii) the aggregate proceeds of Loans used by the Company and its Subsidiaries to consummate any Permitted Acquisition shall not exceed the total of (a) $5,000,000 minus (b) the aggregate proceeds of Loans used by the Company and its Subsidiaries for all previous Permitted Acquisitions made after the Effective Date plus (c) an amount equal to the Clawback Amount for all Permitted Acquisitions made after the Effective Date. For purposes of the foregoing, "Clawback Amount" means, for any

         Permitted Acquisition, an amount determined by multiplying (a) an amount equal to 5% of the amount of the proceeds of Loans used by the Company or the applicable Subsidiary in connection with such Permitted Acquisition times (b) the number of full Fiscal Quarters completed since the six-month anniversary of the date of such Acquisition;



                  (f) bank deposits in the ordinary course of business; provided that the aggregate amount of all such deposits (excluding (x) amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties, and (y) amounts maintained (in the ordinary course of business consistent with past practice) in accounts of any Person which is acquired by the Company or a Subsidiary in accordance with the terms hereof during the 45 days following the date of such acquisition) which are maintained in any account, other than accounts with the Bank or accounts with respect to which the applicable bank has delivered a blocked account letter in the form of Exhibit J, shall not at any time exceed $75,000 in the aggregate for three consecutive Business Days; and

                  (g) other Investments in an aggregate amount not at any time exceeding $10,000.

         10.11 Mergers, Consolidations, Sales. Not, and not permit any Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person (or of a particular business unit of any other Person), or, except in the ordinary course of its business, sell, transfer, convey or lease any of its assets, or sell with or without recourse any Accounts Receivable, except for (i) any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any Wholly-Owned Subsidiary into the Company or into, with or to any other Wholly-Owned Subsidiary, (ii) any such purchase or other acquisition by the Company or any Wholly-Owned Subsidiary of the assets or stock of any Wholly-Owned Subsidiary; (iii) Permitted Acquisitions; and (iv) sales of assets outside the ordinary course of business so long as the aggregate amount of all such assets sold in any Fiscal Year pursuant to this clause (iv) does not exceed $500,000.

         10.12 Use of Proceeds. Use the proceeds of the Loans for working capital needs and for other general purposes of the Company and its Subsidiaries; and not use or permit any proceeds of any Loan to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock (within the meaning of Regulation U).

         10.13 Transactions with Affiliates. Not, and not permit any Subsidiary to, enter into or cause, suffer or permit to exist any transaction, arrangement or contract with any Affiliate (other than the Company or a Subsidiary) which is on terms which are less favorable than are obtainable from any Person which is not an Affiliate.

         10.14 Employee Benefit Plans. Maintain, and cause each Subsidiary to maintain, each Pension Plan in compliance in all material respects with all applicable requirements of law and regulations.

         10.15    Environmental Covenant. Cause, and cause each Subsidiary to,

                  (a0 own, use, lease and operate all of its facilities and properties, and otherwise conduct its business, in material compliance with all Environmental Laws;

                  (b0 (i) promptly after receipt thereof, notify the Bank (and provide copies) of all written claims, complaints, notices or investigations relating to the condition of the facilities and properties owned, leased or operated by the Company or any Subsidiary and/or compliance with Environmental Laws, except claims, complaints, notices or investigations for which the liability of the Company and its Subsidiaries is reasonably expected to be less than

         $250,000; and (ii) promptly undertake reasonable measures to cure and have dismissed with prejudice to the satisfaction of the Bank any action or proceeding relating to compliance with Environmental Laws (it being understood that the Company shall not be in default under this clause (ii) with respect to any action or proceeding so long as (x) the Company or the applicable Subsidiary is diligently defending such action or proceeding in good faith by appropriate proceedings and has set aside on its books adequate reserves with respect thereto or (ii) in the case of all proceedings not covered by clause (x), there is no material interference with or disruption of the business of the Company or the applicable Subsidiary as a result of such action or proceeding and the aggregate liability of the Company and its Subsidiaries in connection with all such proceedings is reasonably expected to be less than $250,000); and

                  (c0      provide such information and certifications which the
         Bank may reasonably request from time to time to evidence compliance with this Section 10.15.

                  10.16 Unconditional Purchase Obligations. Not, and not permit any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.

                  10.17 Further Assurances. Take, and cause each Subsidiary to take, such actions as are necessary, or as the Bank may reasonably request, from time to time (including the execution and delivery of security agreements, pledge agreements, stock powers, financing statements and other documents, the filing of any of the foregoing, and the delivery of stock certificates and other Collateral with respect to which perfection is obtained by possession) to ensure that (a) the obligations of the Company hereunder and under the other Loan Documents are secured by substantially all of the assets of the Company (other than real estate) and guaranteed by Subsidiaries of the Company, which, when taken together with the Company, own at least 95% of the consolidated assets and account for at least 95% of the consolidated revenues (for the last Fiscal Quarter) of the

Company and its Subsidiaries (excluding the assets and revenues of Cardinal) and
(b) the obligations of each Guarantor under the Guaranty are secured by substantially all of the assets of such Guarantor (other than real estate); provided that (i) neither the Company nor any Subsidiary shall be required to pledge more than 65% of the stock of any Foreign Subsidiary and (ii) to the extent that the grant of a perfected security thereon requires any action by, or consent of, any third party, the Company shall not be required to grant the Bank a perfected security interest in its interest in Water Solutions Group, LLC, Triptych International, LLC or Rocky Flats Engineers and Constructors, LLC until 45 days after the Effective Date.

         10.18 Business. Not, and not permit any Subsidiary (other than Cardinal) to, engage in any business other than the business of environmental consulting, engineering, construction, redevelopment, remediation and knowledge solutions services or other services reasonably related thereto; and not permit Cardinal to engage in any business other than providing insurance to the Company and its Subsidiaries (and investing funds in connection therewith).

         10.19 Inconsistent Agreements. Not, and not permit any Subsidiary to, enter into any material agreement containing any provision which would be violated or breached by any borrowing by the Company hereunder or by the performance by the Company or any Subsidiary of any of its obligations hereunder or under any other Loan Document.

         10.20 Amendments to Certain Documents. Not amend or otherwise modify the Subordinated Indenture in any manner which is materially adverse to the interests of the Bank.

         SECTION 11  CONDITIONS PRECEDENT.

         The obligation of the Bank to make any Loan or to issue any Letter of Credit is subject to the following conditions precedent:

         11.1 Initial Credit Extension. The obligation of the Bank to make its initial Loan or to issue the initial Letter of Credit (whichever first occurs) is, in addition to the conditions precedent specified in Section 11.2, subject to the conditions precedent that the Bank shall have received (a) evidence that the commitment under the First Union Agreement has been terminated, all Debt under the First Union Agreement has been (or concurrently with the initial credit extension will be) paid in full and all Liens securing such Debt have been (or concurrently with the initial credit extension will be) terminated; and (b) all of the following, each duly executed and dated the Effective Date (or such earlier date as shall be satisfactory to the Bank), in form and substance satisfactory to the Bank (and the date on which all such conditions precedent have been satisfied or waived in writing by the Bank is called the "Effective Date"):

         11.1.1 Note. The Note of the Company payable to the order of the Bank.

         11.1.2 Resolutions. Certified copies of resolutions of the Board of Directors of each Loan Party authorizing or ratifying the execution, delivery and performance of the Loan Documents to which such Loan Party is a party.

         11.1.3 Consents, etc. Certified copies of all documents evidencing any necessary consents and governmental approvals with respect to this Agreement, the Note, the Guaranty, the Collateral Documents and the other documents provided for herein.

         11.1.4 Incumbency and Signatures. A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names of the officer or officers of such Loan Party authorized to sign the Loan Documents to which such Loan Party is a party, together with a sample of the true signature of each such officer.

         11.1.5 Security Agreement. A security agreement substantially in the form of Exhibit D (the "Security Agreement") executed by the Company and each Guarantor, together with evidence, satisfactory to the Bank, that all filings necessary to perfect the Bank's Lien on the Collateral granted under the Security Agreement have been duly made and are in full force and effect.

         11.1.6 Guaranty. A guaranty, substantially in the form of Exhibit E (the "Guaranty") executed by each Guarantor as of the Effective Date.

         11.1.7 Pledge Agreement. A pledge agreement substantially in the form of Exhibit F (the "Company Pledge Agreement") executed by the Company and Subsidiary Pledge Agreements executed by each of Roy F. Weston (Delaware), Inc. and Roy F. Weston (IPR), Inc., in each case together with all stock certificates required to be delivered thereunder and appropriate stock powers executed in blank.

         11.1.8 Opinion. An opinion of the General Counsel of the Company, substantially in the form of Exhibit I.

         11.1.9 Blocked Account Letters. A blocked account letter in the form of Exhibit J from each bank or other financial institution listed on Schedule
9.16 hereto.

         11.1.10 Other. Such other documents as the Bank may reasonably request.

         11.2 All Credit Extensions. The obligation of the Bank to make each Loan and to issue each Letter of Credit is subject to the conditions precedent that:

         11.2.1 No Default. (a) No Event of Default, or Unmatured Event of Default, has occurred and is continuing or will result from the making of such Loan or the issuance of such Letter of Credit and (b) the warranties of the Company contained in Section 9 are true and correct in all material respects as of the date of such requested Loan or Letter of Credit, with the same effect as though made on such date.

         11.2.2 Confirmatory Certificate. If requested by the Bank, the Bank shall have received a certificate dated the date of such requested Loan or Letter of Credit and signed by the President, the chief financial officer, the treasurer, an assistant treasurer or the controller of the Company as to the matters set out in Sections 11.2.1 (it being understood that each request by the Company for the making of a Loan or the issuance of a Letter of Credit shall be deemed to constitute a certification as to the matters set out in Sections 11.2.1), together with such other documents as the Bank may reasonably request in support thereof, including duly executed and updated copies or other confirmations of the continuing effectiveness of any or all of the documents (except the Note) provided for in Section 11.1.

         SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT.

         12.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement:

         12.1.1 Non-Payment of the Loans, etc. Default, and continuance thereof for five days, in the payment when due of any principal, interest, fee, or other amount payable by the Company hereunder, under any other Loan Document or under any other agreement between the Company and the Bank.

         12.1.2 Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary (other than Debt hereunder) in an aggregate amount (for all Debt so affected) exceeding $500,000 and such default shall (a) consist of the failure to pay any portion of such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity.

         12.1.3 Other Material Obligations. Default in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, the Company or any Subsidiary with respect to any material purchase or lease of goods or services (except only to the extent that the existence of any such default is being contested by the Company or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been set aside in respect of such default) if, in the reasonable judgment of the Bank, such default has had, or is reasonably likely to have, a Material Adverse Effect.

         12.1.4 Bankruptcy, Insolvency, etc. The Company or any Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or the Company or any Subsidiary applies for, consents to or acquiesces in the appointment of a trustee, receiver or other custodian for the Company or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 60 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect of the Company or any Subsidiary, and if such case or proceeding is not commenced by the Company or such Subsidiary, it is consented to or acquiesced in by the Company or such Subsidiary, or remains for 60 days undismissed; or the Company or any Subsidiary takes any action to authorize, or in furtherance of, any of the foregoing.

         12.1.5 Non-Compliance with Provisions of This Agreement. Failure by the Company to comply with or to perform any provision of Section 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12 or 10.17; or failure by the Company to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 12) and continuance of such failure for 15 days after notice thereof to the Company from the Bank.

         12.1.6 Warranties. Any warranty made by the Company herein is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Company to the Bank is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

         12.1.7 Pension Plans. (i) Institution of any steps by the Company or any other Person to terminate a Pension Plan if as a result of such termination the Company could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $500,000, or (ii) a contribution failure occurs with respect to any Pension

Plan sufficient to give rise to a Lien under section 302(f) of ERISA.



         12.1.8 Judgments. Final judgments which exceed an aggregate of $500,000 (excluding any portion thereof which is covered by insurance so long as the insurer has a rating of A- or better from A.M. Best Company and has not denied coverage) shall be rendered against the Company or any Subsidiary and shall not have been discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

         12.1.9 Invalidity of Collateral Documents, etc. Any Collateral Document shall cease to be in full force and effect with respect to the Company or any Subsidiary, the Company or any Subsidiary shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Collateral Document, or the Company or any Subsidiary (or any Person by, through or on behalf of the Company or any Subsidiary) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

         12.1.10 Invalidity of Guaranty. The Guaranty shall cease to be in full force and effect with respect to any Guarantor, any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Guaranty, or any Guarantor (or any Person by, through or on behalf of any Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Guaranty.

         12.1.11 Change in Control. (a) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding the Weston Family) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of outstanding shares of stock of the Company having more than 20% of the aggregate voting power in an election of the Board of Directors of the Company; (b) during any 24-month period, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company; or (c) a period of 30 consecutive days shall have elapsed during which either of the individuals named in Schedule 12.1.11 shall have ceased to hold executive offices with the Company at least equal in seniority to their present offices, as set out in such
Schedule 12.1.11, excluding any such individual who has been replaced by another individual or individuals reasonably satisfactory to the Bank (it being understood that any such replacement individual shall be deemed added to
Schedule 12.1.11 on the date of approval thereof by the Bank).

         12.1.12 Bonding Agreements. (a) Any Person issuing Bonds for the Company or any Subsidiary for any reason (other than the fact that the Company has reached its maximum bonding capacity so long as such maximum bonding capacity is not less than $100,000,000) ceases to issue such Bonds and such cessation could reasonably be expected to have a Material Adverse Effect; or (b) the Company or its Subsidiary breaches or defaults with respect to any term of any bonded contract if the effect of such breach or default is to cause any Person issuing Bonds for the Company or such Subsidiary to take possession of the work under such bonded contract.

         12.1.13 Environmental Matters. The Company or any Subsidiary shall have directly arranged for the transportation of any Hazardous Material to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which has resulted in any claim against the Company or such Subsidiary for any remedial work, damage to natural resources or personal injury, including claims under CERCLA, which, in the case of any event described above in this Section 12.1.3, individually or in the aggregate with all other such events, has had, or is reasonably likely to have, a Material Adverse Effect.

         12.2 Effect of Event of Default. If any Event of Default described in Section 12.1.4 shall occur, the Commitment (if it has not theretofore terminated) shall immediately terminate and the Note and all other obligations hereunder shall become immediately due and payable, all without presentment, demand, protest or notice of any kind; and, in the case of any other Event of Default, the Bank may declare the Commitment (if it has not theretofore terminated) to be terminated and/or declare the Note and all other obligations hereunder to be due and payable and/or demand that the Company immediately deliver to the Bank cash collateral in an amount equal to the outstanding face amount of all Letters of Credit, whereupon the Commitment (if it has not theretofore terminated) shall immediately terminate and/or the Note and all other obligations hereunder shall become immediately due and payable and/or the Company shall immediately become obligated to deliver to the Bank cash collateral in an amount equal to the face amount of all Letters of Credit, all without presentment, demand, protest or notice of any kind. The Bank shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration. Any cash collateral delivered hereunder shall be held by the Bank and applied to obligations arising in connection with any drawing under a Letter of Credit. After the expiration or termination of all Letters of Credit, such cash collateral shall be applied by the Bank to any remaining obligations hereunder and any excess shall be delivered to the Company or as a court of competent jurisdiction may direct.

         SECTION 13  GENERAL.

         13.1 Waiver; Amendments. No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or any other Loan Document shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank and, in the case of any such amendment or modification, the Company.

         13.2 Notices. Except as otherwise provided in Sections 2.3 and 2.4, all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown below its signature hereto or at such other address as such party may, by written notice received by the other party, have designated as its address for such purpose.

Notices sent by telegram or facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery shall be deemed to have been given when received.

         13.3 Computations. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purposes of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP; provided that if the Company notifies the Bank that the Company wishes to amend any covenant in Section 10 to eliminate the effect of any change in GAAP on the operation of such covenant, or if the Bank notifies the Company that the Bank wishes to amend Section 10 for such purpose, then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Bank.

         13.4 Costs, Expenses and Taxes. The Company agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Bank (including Attorney Costs) in connection with the preparation, execution, delivery and administration (including periodic collateral audits) of this Agreement, the Note, the other Loan Documents and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments to or other modifications of any of the foregoing documents) and all reasonable out-of-pocket costs and expenses (including Attorney Costs) incurred by the Bank in connection with the enforcement of this Agreement, the Note, any other Loan Document or any such other instrument or document or in connection with any "work-out" or restructuring of the Company's obligations hereunder. In addition, the Company agrees to pay, and to save the Bank harmless from all liability for, any stamp or other taxes or filing fees or recording charges which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, the issuance of the Note or the issuance of any other instrument or document provided for herein or delivered or to be delivered hereunder or in connection herewith. All obligations provided for in this
Section 13.4 shall survive any termination of this Agreement.

         13.5 Governing Law. This Agreement and the Note shall be a contract made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Company and rights of the Bank expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

         13.6 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

         13.7 Successors and Assigns. This Agreement shall be binding upon the Company, the Bank and their respective successors and assigns, and shall inure to the benefit of the Company and the Bank and the successors and assigns of the Bank. The Bank shall not assign its obligations hereunder without the prior written consent of the Company, which shall not be unreasonably withheld. The Bank may sell participations herein in accordance with customary banking practice (and any such participant shall have all rights of the Bank hereunder, provided that the Company shall continue to deal solely with the Bank in connection herewith).

         13.8 Indemnification by the Company. (a) In consideration of the execution and delivery of this Agreement by the Bank and the agreement of the Bank to extend the Commitment provided hereunder, the Company hereby agrees to indemnify, exonerate and hold the Bank and each of the officers, directors, employees and agents of the Bank (collectively the "Bank Parties" and individually each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and reasonable out-of-pocket expenses, including Attorney Costs (collectively, the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to
(i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans or (ii) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any Indemnified Liabilities arising on account of any such Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.



         (b) Without limiting clause (a), the Company agrees to reimburse each Bank Party for, and hold each Bank Party harmless from, any and all out-of-pocket losses, claims, damages, penalties, judgments, liabilities and reasonable expenses (including Attorney Costs and consultant's fees) which any Bank Party may pay, incur or become subject to arising out of or relating to the use, handling, emission, discharge, transportation, storage, treatment or disposal of any Hazardous Material at any real property owned, operated or leased by the Company, except to the extent caused by the acts or omissions of such Bank Party.

         (c) All obligations provided for in this Section 13.8 shall survive any termination of this Agreement.

         13.9 Subsidiary References. References herein to Subsidiaries of the Company, or to the Company's financial statements being prepared on a "consolidated" basis or similar references, shall be applicable only at such times as the Company has one or more Subsidiaries.

         13.10 FORUM SELECTION AND CONSENT TO JURISDICTION. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF ILLINOIS OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH OF THE COMPANY AND THE BANK HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF ILLINOIS AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE COMPANY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.



         13.11 WAIVER OF JURY TRIAL. EACH OF THE COMPANY AND THE BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Delivered at Chicago, Illinois, as of the day and year first above written.


                                          ROY F. WESTON, INC.







                                          By:   /s/William G. Mecaughey
                                               -------------------------------
                                          Name:
                                          Title:



                                          1 Weston Way
                                          West Chester, Pennsylvania 19380
                                          Telephone: 610-701-3000
                                          Facsimile: 610-701-3186

                                          Attention: William G. Mecaughey

                                          BANK OF AMERICA NATIONAL TRUST
                                          AND SAVINGS ASSOCIATION



                                          By:  /s/ Venita Fields
                                               --------------------------------
                                          Name:
                                          Title:

                                          231 South LaSalle Street
                                          Chicago, Illinois  60697
                                          Telephone:  312-828-6773
                                          Facsimile:  312-828-1974


                                          Attention: Venita Fields

                                  SCHEDULE 9.6

                                       to

                                Credit Agreement

                            dated as of June 5, 1998





                      Litigation and Contingent Liabilities

                                  SCHEDULE 9.8


                                  Subsidiaries


         Cardinal Indemnity Company of North America
         Roy F. Weston (Delaware), Inc.
         Roy F. Weston (IPR), Inc.
         Moorstein, Inc.
         Roy F. Weston of New York, Inc.
         Weston Environmental Metrics, Inc.
         Roy F. Weston of Missouri, Inc.
         Weston International Holdings, Inc.
         Weston International, Inc.
         Weston International de Mexico S.A. de C.V.
         Trans-Thermal Systems, Inc.

                                  SCHEDULE 9.12
                                       to
                                Credit Agreement

                            dated as of June 5, 1998



                              Environmental Matters

                                  SCHEDULE 9.16

                                       to

                                Credit Agreement

                            dated as of June 5, 1998





                                 Lock-Box Banks



CoreStates Bank, N.A.
P.O. Box 8500 (S-6175)
Philadelphia, PA 19178-6175

                                  SCHEDULE 10.8
                                       to
                                Credit Agreement
                            dated as of June 5, 1998



                                 Existing Liens

                                 SCHEDULE 10.10
                                       to
                                Credit Agreement
                            dated as of June 5, 1998


                                   Investments





                  1.       The Subsidiaries listed on Schedule 9.8.

                  2.       285,294 shares of the Eicon Group, Inc.

                  3.       65.16 common units of Water Solutions Group, LLC

                  4.       24.5 units of Triptych International, LLC

                  5.       One unit of Rocky Flats Engineers and Constructors,
                           LLC

                  6. 4143 shares of Lycos, Inc. (533 additional shares are in escrow and will be transferred on April 30, 1999)

                  7. 2000 shares of Recra Environmental, Inc. Series "B" Redeemable Convertible Preferred

                  8.       1 unit of American Marine Rail, LLC (a New Jersey
                           LLC)

                  9. Miscellaneous investments, the aggregate value of which does not exceed $10,000.

                                SCHEDULE 12.1.11
                                       to
                                Credit Agreement
                            dated as of June 5, 1998



                           Required Executive Officers



Name                                            Current Responsibilities
------
William Robertson                               Chairman and Chief
                                                Executive Officer

Patrick McCann                                  President and Chief
                                                Operating Officer

                                    EXHIBIT A

                                     FORM OF
                                      NOTE



$18,000,000                                                    June 5, 1998

Chicago, Illinois


         The undersigned, for value received, promises to pay to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association having its principal office at 231 South LaSalle Street, Chicago, Illinois (the "Bank"), at the principal office of the Bank in Chicago, Illinois, EIGHTEEN MILLION DOLLARS or, if less, the aggregate unpaid amount of all Loans made to the undersigned pursuant to the Credit Agreement referred to below (as shown on the schedule attached hereto (and any continuation thereof) or in the records of the Bank), such principal amount to be payable on the dates set forth in the Credit Agreement.

         The undersigned further promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such Loan is paid in full, payable at the rate(s) and at the time(s) set forth in the Credit Agreement. Payments of both principal and interest are to be made in lawful money of the United States of America.

         This Note evidences indebtedness incurred under, and is subject to the terms and provisions of, the Credit Agreement, dated as of June 5, 1998 (as amended or otherwise modified from time to time, the "Credit Agreement"; terms not otherwise defined herein are used herein as defined in the Credit Agreement), between the undersigned and the Bank, to which Credit Agreement reference is hereby made for a statement of the terms and provisions under which this Note may or must be paid prior to its due date or its due date accelerated.

         This Note is made under and governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.


                                                 ROY F. WESTON, INC.

                                                 By:
                                                    ---------------------------
                                                 Title:
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                                       A-2

Schedule attached to Note dated June 5, 1998 of ROY F. WESTON, INC. payable to the order of BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION



Date and               Date and
Amount of              Amount of
Loan or of             Repayment or of     Interest
Conversion from        Conversion into     Period/      Unpaid
another type of        another type of     Maturity     Principal     Notation
Loan                   Loan                Date         Balance       Made by



                             1. FLOATING RATE LOANS

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                               2. EURODOLLAR LOANS

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                                      A-3

                                    EXHIBIT B

                         FORM OF COMPLIANCE CERTIFICATE



To:      Bank of America National Trust and Savings Association



         Please refer to the Credit Agreement dated as of June 5, 1998 (as amended or otherwise modified from time to time, the "Credit Agreement") between Roy F. Weston, Inc. (the "Company") and Bank of America National Trust and Savings Association (the "Bank"). Terms used but not otherwise defined herein are used herein as defined in the Credit Agreement.


         I. Reports. Enclosed herewith is a copy of the [annual audited/quarterly] report of the Company as at _____________, ____ (the "Computation Date"), which report fairly presents in all material respects the financial condition and results of operations [(subject to normal year-end adjustments)] of the Company as of the Computation Date and has been prepared in accordance with GAAP consistently applied.


         II. Financial Tests. The Company hereby certifies and warrants to you that the following is a true and correct computation as at the Computation Date of the following ratios and/or financial restrictions contained in the Credit Agreement:


A.    SECTION 10.6.1 - CASH ON HAND



        1.     Principal amount of all outstanding Loans $________

        2.     Stated Amount of all outstanding             $________
                Letters of Credit

        3.     Sum of Items (1) and (2)                               $________

        4.     Lesser of (a) $10,000,000 and (b) Item 3               $________

        5.     Minimum Cash on Hand (Greater of                       $________

                  (a) $5,000,000 and (b) Item 4)

         6.       Combined Amount of cash and Cash Equivalent         $________
                  Investments of the Company and Guarantors

B.       SECTION 10.6.2 - EBITDA RATIO

         1.       EBITDA for four preceding                 $________
                  Fiscal Quarters

         2.       Cash and Cash Equivalent Investments                $________
                  of the Company and its Subsidiaries
                  at the end of the preceding Fiscal Quarter

         3.       Payments on leases (including Capital Leases)       $________
                  of the Company and its Subsidiaries during the four preceding Fiscal Quarters

         4.       Sum of Items (1), (2) and (3)                       $________

         5.       Principal payments on Indebtedness                  $________
                  of the Company and its Subsidiaries during the four preceding Fiscal Quarters

         6.       Interest Expense during the                         $________
                  four preceding Fiscal Quarters

         7.       Payments on leases (including Capital Leases)       $________
                  of the Company and its Subsidiaries during the four preceding Fiscal Quarters

         8.       Income tax expense of the Company and               $________
                  its Subsidiaries during the four
                  preceding Fiscal Quarters

         9.       Capital Expenditures during the                     $________
                  four preceding Fiscal Quarters

         10.      Sum of Items (5), (6), (7), (8) and (9)             $________

         11.      Ratio of Item 4 to Item 10                       ____ to ____

         12.      Maximum allowed:

                           6/30/98 thru 12/31/98:               1.25 to 1.0
                           thereafter:                          1.50 to 1.0

C.       SECTION 10.6.4 - TANGIBLE NET WORTH

         1.       Consolidated Net Income for        $__________
                  each Fiscal Quarter ending after
                  the Effective Date

         2. Net equity proceeds received after $__________ the Effective Date

         3.       Minimum Tangible Net Worth                    $__________
                  (Sum of (a) $49,500,000
                        + (b) 75% of Item 2
                        + (c) Item 3)

         4.       Tangible Net Worth                            $__________

D.       SECTION 10.6.4 - CAPITAL EXPENDITURES

         1.       Maximum Permitted Capital          $5,000,000
                  Expenditures

         2.       Aggregate amount of all                       $__________
                  Capital Expenditures made by
                  the Company and its
                  Subsidiaries in the
                  preceding Fiscal Year


         The Company further certifies to you that no Event of Default or Unmatured Event of Default has occurred and is continuing.


         IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by its duly authorized officer on _________, ____.



                                                ROY F. WESTON, INC.


                                                By_________________________

                                                Title______________________

                                    EXHIBIT C

                       FORM OF BORROWING BASE CERTIFICATE

                                     [Date]



To:   Bank of America National Trust
      and Savings Association
      231 S. LaSalle St.
      Chicago, Illinois 60697

Re:   Roy F. Weston, Inc.



Ladies and Gentlemen:

         Please refer to the Credit Agreement dated as of June 5, 1998 (as amended or otherwise modified from time to time, the "Credit Agreement") between Roy F. Weston, Inc. (the "Company") and Bank of America National Trust and Savings Association (the "Bank"). This certificate (this "Certificate"), together with supporting calculations attached hereto, is delivered to you pursuant to the terms of the Credit Agreement. Capitalized terms used but not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

        The Company hereby certifies and warrants to the Bank that at the close of business on ______________, ____ (the "Calculation Date"), the Borrowing Base was $_____________, computed as set forth on the schedule attached hereto.

        IN WITNESS WHEREOF, the Company has caused this Certificate to be executed and delivered by a Responsible Officer on ___________, ______.


                                         ROY F. WESTON, INC.

                                         By:______________________________

                                         Title:___________________________

                     SCHEDULE TO BORROWING BASE CERTIFICATE

                         DATED AS OF [_________________]



1.   ACCOUNTS RECEIVABLE

     (a) Gross Accounts Receivable:                                   $_______

     (b) Less ineligibles (without duplication):

         -services not yet performed (Section 10.8(a)):   $_______

         -offset, counterclaim or other defense
         (Section 10.8(b)):                                           $_______

         -subject to a Lien (Section 10.8(c)):            $_______

         -past due (Section 10.8(d)):                                 $_______

         -impermissible billing address (Section 10.8(e)):$_______

         -Bonded Receivables (Section 10.8(f)):                  $_______

         -not dollar-denominated (Section 10.8(g)):              $_______

         -prohibits security interest therein (Section 10.8(h)): $_______

         -likely nonpayment condition exists (Section 10.8(i)):  $_______

         -Account Debtor 90 days past due on 25% or more
         of any Receivable (Section 10.8(j)(I)):                 $_______

         -Account Debtor is the Company or
          an Affiliate (Section 10.8(j)(II)):             $_______

         -Account Debtor in Bankruptcy (Section 10.8(j)(III)):   $_______

     (c)  Total Ineligibles (sum of items in (b)): $_______

     (d)  Eligible Accounts Receivable
               ((a) minus (c)):                                        $_______

     (e)  BORROWING BASE (75% of (d)):                    $_______

2.   Aggregate amount of outstanding Loans:                    $_______

3.       Aggregate Stated Amount of all Letters of Credit: $_______

4.       Available Commitment:                                        $_______
         (Item 1 (e) minus Item 2 minus Item 3)

                                TABLE OF CONTENTS

                                                                            PAGE

SECTION 1  DEFINITIONS AND INTERPRETATION....................................1

      1.1  Certain Definitions...............................................1
      1.2  Other Interpretive Provisions....................................12

SECTION 2 COMMITMENTS OF THE BANK; TYPES OF LOANS;
          BORROWING, CONVERSION AND LETTER OF CREDIT PROCEDURES. ...........13

      2.1  Commitment.......................................................13
                    2.1.1  Commitment    ...................................13
      2.2  Various Types of Loans...........................................13
      2.3  Borrowing Procedures.............................................13
      2.4  Conversion and Continuation Procedures...........................14
      2.5  Letter of Credit Procedures......................................14
      2.6  Reimbursement Obligations........................................15
      2.7  Limitation on the Bank's Obligations.............................15
      2.8  Warranty ........................................................15
      2.9  Conditions.......................................................16

SECTION 3  NOTE EVIDENCING LOANS............................................16


      3.1  Note     ........................................................16
      3.2  Recordkeeping....................................................16

SECTION 4  INTEREST.........................................................16

      4.1  Interest Rates...................................................16
      4.2  Interest Payment Dates...........................................17
      4.3  Setting and Notice of Eurodollar Rates...........................17
      4.4  Computation of Interest..........................................17

SECTION 5  FEES.............................................................17


      5.1  Non-Use Fee......................................................17
      5.2  Letter of Credit Fees............................................18

      5.3  Closing Fee...................................................... 18

SECTION 6  REDUCTION OR TERMINATION OF THE COMMITMENT;
           VOLUNTARY PREPAYMENTS ........................................... 18


      6.1  Reduction or Termination of the Commitment........................18
      6.2  Prepayments.......................................................18
                    6.2.1  Mandatory Prepayments.............................18
                    6.2.2  Voluntary Prepayments.............................19
                    6.2.3  Prepayments of Eurodollar Loans...................19

SECTION 7  MAKING AND APPLICATION OF PAYMENTS; SETOFF........................19

      7.1  Making of Payments................................................19
      7.2  Application of Certain Payments...................................19
      7.3  Due Date Extension................................................19
      7.4  Setoff   .........................................................19

SECTION 8 INCREASED COSTS; SPECIAL PROVISIONS FOR EURODOLLAR LOANS ..........20

      8.1  Increased Costs...................................................20
      8.2  Basis for Determining Interest Rate Inadequate or Unfair..........21
      8.3  Changes in Law Rendering Certain Loans Unlawful...................22
      8.4  Funding Losses....................................................22
      8.5  Right of Bank to Fund through Other Offices.......................22
      8.6  Discretion of Bank as to Manner of Funding........................23
      8.7  Conclusiveness of Statements; Survival of Provisions..............23


SECTION 9  WARRANTIES........................................................23


      9.1  Organization, etc.................................................23
      9.2  Authorization; No Conflict........................................23
      9.3  Validity and Binding Nature.......................................24
      9.4  Financial Information.............................................24
      9.5  No Material Adverse Change........................................25
      9.6  Litigation and Contingent Liabilities.............................25
      9.7  Ownership of Properties; Liens....................................25
      9.8  Subsidiaries......................................................25
      9.9  Pension and Welfare Plans.........................................25
      9.10  Regulation U.....................................................25
      9.11  Taxes   .........................................................25

      9.12  Environmental Warranties.........................................26
      9.13  Regulated Entities...............................................27
      9.14  Absence of Default...............................................27
      9.15  Information......................................................28
      9.16  Lock-Box Banks...................................................28
      9.17  Year 2000 Problem................................................28
9.18  Solvency, etc .........................................................28

SECTION 10  COVENANTS........................................................29

      10.1  Reports, Certificates and Other Information......................29
                    10.1.1  Audit Report ....................................29
                    10.1.2  Quarterly Reports................................29
                    10.1.3  Monthly Reports..................................29
                    10.1.4  Certificates ....................................30
                    10.1.5  Reports to SEC and to Shareholders...............30
                    10.1.6  Notice of Default, Litigation and Other Matters..30
                    10.1.7  Subsidiaries ....................................31
                    10.1.8  Lock-Box Banks...................................31
                    10.1.9  Management Reports...............................31
                    10.1.10  Projections ....................................31
                    10.1.11  Other Information...............................31
      10.2  Books, Records and Inspections...................................31
      10.3  Insurance........................................................32
      10.4  Compliance with Laws; Payment of Taxes and Liabilities...........32
      10.5  Maintenance of Existence, etc....................................32
      10.6  Financial Covenants..............................................33
                    10.6.1  Cash On Hand ....................................33
                    10.6.2  EBITDA Ratio ....................................33
                    10.6.3  Tangible Net Worth...............................33
                    10.6.4  Capital Expenditures.............................33
      10.7  Limitations on Debt..............................................33
      10.8  Liens   .........................................................34
      10.9  Restricted Payments..............................................35
      10.10  Investments.....................................................35
      10.11  Mergers, Consolidations, Sales..................................37
      10.12  Use of Proceeds.................................................37
      10.13  Transactions with Affiliates....................................37
      10.14  Employee Benefit Plans..........................................37
      10.15  Environmental Covenant..........................................37
      10.16  Unconditional Purchase Obligations..............................38
      10.17  Further Assurances..............................................38

      10.18  Business........................................................39
      10.19  Inconsistent Agreements.........................................39
      10.20  Amendments to Certain Documents.................................39

SECTION 11  CONDITIONS PRECEDENT.............................................39

      11.1  Initial Credit Extension.........................................39
                    11.1.1  Note         ....................................39
                    11.1.2  Resolutions  ....................................40
                    11.1.3  Consents, etc....................................40
                    11.1.4  Incumbency and Signatures........................40
                    11.1.5  Security Agreement...............................40
                    11.1.6  Guaranty     ....................................40
                    11.1.7 Pledge Agreement..................................40
                    11.1.8  Opinion      ....................................40
                    11.1.9  Blocked Account Letters..........................40
                    11.1.10  Other       ....................................40
      11.2  All Credit Extensions............................................40
                    11.2.1  No Default   ....................................41
                    11.2.2  Confirmatory Certificate.........................41

SECTION 12  EVENTS OF DEFAULT AND THEIR EFFECT...............................41

      12.1  Events of Default................................................41
                    12.1.1  Non-Payment of the Loans, etc....................41
                    12.1.2  Non-Payment of Other Debt........................41
                    12.1.3  Other Material Obligations.......................41
                    12.1.4  Bankruptcy, Insolvency, etc......................42
                    12.1.5  Non-Compliance with Provisions of This Agreement.42
                    12.1.6  Warranties   ....................................42
                    12.1.7  Pension Plans....................................42
                    12.1.8  Judgments    ....................................43
                    12.1.9  Invalidity of Collateral Documents, etc..........43
                    12.1.10  Invalidity of Guaranty..........................43
                    12.1.11  Change in Control...............................43
                    12.1.12  Bonding Agreements..............................44
      12.1.13 Environmental Matters 44
      12.2  Effect of Event of Default.......................................44


SECTION 13  GENERAL..........................................................45

      13.1  Waiver; Amendments...............................................45
      13.2  Notices .........................................................45
      13.3  Computations.....................................................45
      13.4  Costs, Expenses and Taxes........................................45
      13.5  Governing Law....................................................46
      13.6  Counterparts.....................................................46
      13.7  Successors and Assigns...........................................46
      13.8  Indemnification by the Company...................................47
      13.9  Subsidiary References............................................47
      13.10  FORUM SELECTION AND CONSENT TO JURISDICTION.....................47
      13.11  WAIVER OF JURY TRIAL............................................48

                                    SCHEDULES

      SCHEDULE 9.6              Litigation and Contingent Liabilities
      SCHEDULE 9.8              Subsidiaries
      SCHEDULE 9.9              ERISA Matters
      SCHEDULE 9.12      Environmental Matters
      SCHEDULE 9.16      Lock-Box Banks
      SCHEDULE 10.8      Existing Liens
      SCHEDULE 10.10     Investments
      SCHEDULE 12.1.11   Required Executive Officers


                                    EXHIBITS

      EXHIBIT A       Form of Note (Section 3.1)
   EXHIBIT B          Form of Compliance Certificate (Section 10.1.4)
      EXHIBIT C       Form of Borrowing Base Certificate
                      (Section 10.1.4)
      EXHIBIT D       Form of Security Agreement (Section 11.1.5)
      EXHIBIT E       Form of Guaranty (Section 11.1.8)
      EXHIBIT F       Form of Company Pledge Agreement (Section 11.1.7)
      EXHIBIT G       Form of Subsidiary Pledge Agreement (Section 1.1)
      EXHIBIT H       Form of Intercreditor Agreement (Section 1.1)
      EXHIBIT I       Form of Opinion (Section 11.1.8)
      EXHIBIT J       Form of Blocked Account Letter (Section 11.1.9)